Exhibit 99.1

Fellow Shareholders,	July 28, 2022
In Q2, there was a significant slowdown in TV advertising spend due to the macro-economic environment, which pressured our platform revenue growth. Consumers began to moderate discretionary spend, and advertisers significantly curtailed spend in the ad scatter market (TV ads bought during the quarter). We expect these challenges to continue in the near term as economic concerns pressure markets worldwide. In response, we took steps in Q2 to significantly slow both operating expense and headcount growth. While our revenue and gross profit growth have slowed, we continue to win advertising share and grow active accounts. We remain confident in our industry leadership in TV streaming, the size of the opportunity in front of us, and our unique assets, including the Roku TV OS, The Roku Channel, and our ad platform

Q2 2022 Key Results
•Total net revenue grew 18% year over year (YoY) to $764 million
•Platform revenue increased 26% YoY to $673 million
•Gross profit was up 5% YoY to $355 million
•Roku added 1.8 million incremental active accounts to reach 63.1 million
•Streaming hours were 20.7 billion hours, a decrease of 0.2 billion hours from last quarter
•Average Revenue Per User (ARPU) grew to $44.10 (trailing 12-month basis), up 21% YoY
•We surpassed a milestone with $1 billion in Upfront commitments1

Key Operating Metrics	Q2 21	Q3 21	Q4 21	Q1 22	Q2 22	YoY %
Active Accounts (millions)	55.1	56.4	60.1	61.3	63.1	14%
Streaming Hours (billions)	17.4	18.0	19.5	20.9	20.7	19%
ARPU ($)	$36.46	$40.10	$41.03	$42.91	$44.10	21%

Summary Financials ($ in millions)	Q2 21	Q3 21	Q4 21	Q1 22	Q2 22	YoY %
Platform revenue	$532.3	$582.5	$703.6	$646.9	$673.2	26%
Player revenue	112.8	97.4	161.7	86.8	91.2	(19)%
Total net revenue	645.1	680.0	865.3	733.7	764.4	18%
Platform gross profit	345.0	378.5	425.6	379.9	377.1	9%
Player gross profit (loss)	(6.7)	(14.6)	(45.9)	(15.1)	(22.0)	nm
Total gross profit	338.3	363.9	379.6	364.8	355.1	5%
Platform gross margin %	64.8%	65.0%	60.5%	58.7%	56.0%	(8.8)pts
Player gross margin %	(5.9)%	(15.0)%	(28.4)%	(17.4)%	(24.1)%	(18.1)pts
Total gross margin %	52.4%	53.5%	43.9%	49.7%	46.5%	(6.0)pts
Research and development	113.3	120.3	126.4	164.0	196.6	74%
Sales and marketing	93.7	109.7	163.4	146.5	185.0	97%
General and administrative	62.2	65.1	68.5	77.8	84.1	35%
Total operating expenses	269.2	295.1	358.3	388.3	465.7	73%
Income (loss) from operations	69.1	68.8	21.4	(23.5)	(110.5)	(260)%
Adjusted EBITDA A	122.4	130.1	86.7	57.6	(12.1)	(110)%
Adjusted EBITDA margin %	19.0%	19.1%	10.0%	7.8%	(1.6)%	(20.6)pts

Outlook ($ in millions)	Q3 2022E		A Refer to the reconciliation of net income (loss) to adjusted EBITDA in the non-GAAP information in an appendix to this letter.
Total net revenue	$700
Total gross profit	$325
B Q3 2022E reconciling items between net income (loss) and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $100 million, depreciation and amortization and other net adjustments of approximately $15 million.

Net income (loss)	$(190)
Adjusted EBITDA B	$(75)
1 The Upfront process began in Q2 and concluded in Q3.

Roku Q2 2022 Shareholder Letter

Account Acquisition
In Q2, we added 1.8 million incremental Active Accounts to reach 63.1 million. Reduced consumer discretionary spend is pressuring many verticals including TV and player sales. Retailers managed through elevated U.S. TV inventory and temporarily lowered TV prices in Q2, which helped soften the decline in TV unit sales in the quarter. Overall U.S. TV and player industry sales, as well as Roku TV and player unit sales, were lower than Q2 2021. With our growing ARPU, we continued to absorb higher costs in our player business to insulate consumers from price increases. This resulted in player gross margin being down 18 points year over year.

In Q2, the Roku operating system (OS) remained the No. 1 selling smart TV OS in the U.S. The Roku OS was the No. 2 selling smart TV OS (and the No. 1 licensed smart TV OS) in Mexico, where nearly 1 in 4 smart TVs sold was a Roku TV model. With our partner Elektra in Mexico, we recently introduced a new line-up of HKPRO Roku TV models in screen sizes ranging from 32 to 55 inches. In Canada, we extended our partnership with Walmart with the launch of onn. Roku TV models. This follows the launch of the CTV channel on the Roku platform, giving viewers in Canada access to live and on demand programming from the country’s most-watched television network. And in the U.S., we announced our first outdoor Roku TV model, the Outdoor Element Roku TV.

Our streaming devices continue to be recognized for their value and the outstanding experience they provide our customers. Tom’s Guide recently named the Roku® Streaming Stick® 4K the "Best streaming device.” Forbes named the Roku Streaming Stick 4K the “Best Budget-Friendly 4K Streaming Device” and the Roku Ultra the “Best Full-Featured 4K Streaming Device Overall.” And Popular Science named the Roku Streambar the “Best Soundbar Under $100”and the Roku Streambar Pro the “Best Soundbar Under $200.”

Engagement
Globally, our users streamed 20.7 billion hours in Q2, an increase of 19% year over year. In Q2, our Streaming Hours per Active Account per day was 3.7 hours globally vs. 7.5 hours of legacy pay TV per day consumed by the average U.S. household (Nielsen). We believe there is room to grow our engagement and closing this gap represents a significant opportunity.

Content Distribution
With the growing availability of live programming such as sports and news on TV streaming, the last foothold of legacy pay TV in the U.S. is diminishing. Hugely popular sports leagues, including the NFL, MLB, NBA, and MLS are all shifting their presence to streaming. NFL Thursday night games and a selection of Friday night MLB games are now both exclusively on streaming. For the NBA Finals, reach on the Roku platform2 increased 34% year over year vs 10% on legacy pay TV. And in a historic first, fans around the world will be able to stream every MLS match, without any local blackouts/restrictions or the need for a legacy pay TV bundle. By next year, less than half of U.S. households are expected to have legacy pay TV (according to eMarketer).
2 Streaming viewership accounts for livestream on channels that were airing the game live and excludes vMVPDs.

Roku Q2 2022 Shareholder Letter

Legacy Pay TV Households in the U.S.

68.5 M
65.1 M
62.3 M
59.7 M
57.2 M
52.4%
49.5%
46.9%
44.6%
42.4%
2022
2023
2024
2025
2026

% of U.S. households

Source: eMarketer, February 2022

As consumers’ wages and savings are eroded by inflation, consumers can be expected to seek even more value with their discretionary spend, which TV streaming provides. To provide a variety of pricing tier choices, many popular subscription services are launching discounted, ad-supported options. We believe that free, ad-supported services like The Roku Channel are well positioned to benefit as consumers seek to lower their expenses.

The Roku Channel
Roku continues to be a leader in free, ad-supported TV streaming. In Q2, The Roku Channel was, once again, a top 5 channel on our platform in the U.S. by Active Account reach and by Streaming Hour engagement. With more than 300 free channels across news, sports, music, and entertainment, The Roku Channel’s linear offering was the #1 FAST3 service by Active Account reach and Streaming Hour engagement on the Roku platform in the U.S.

As more TV viewing shifts to streaming, users are seeking easy access to the content they are used to from legacy pay TV. In June, we partnered with NBCUniversal Local to launch local news channels on The Roku Channel in major markets around the U.S., providing local weather, news and other programming, including upcoming mid-term elections coverage. Also in June, we launched Espacio Latino in the U.S., a new destination that offers thousands of hours of Spanish-language programming, powered by a variety of new and existing partners.

Roku Originals continue to build momentum with both users and advertisers. In June, we premiered the second season of “Chrissy’s Court," which was our top-rated unscripted Roku Originals launch ever by reach and delivered four times the unique views of the first season premiere. We also launched “Idea House: Mountain Modern,” an all-new 10-episode series from “This Old House,” with Best Buy serving as presenting sponsor. Advertisers have been excited about the unique opportunities to engage with Roku Originals and popular talent, including our upcoming feature film “WEIRD: The Al Yankovic Story,” which will debut on November 4.

3 FAST: free ad supported linear streaming TV does not include on-demand content.

Roku Q2 2022 Shareholder Letter

The “WEIRD: The Al Yankovic Story” teaser trailer (https://www.roku.com/investor)
amassed 500 million impressions on social media within the first 48 hours of its release.

The Roku Channel's expanding breadth of content enables us to appeal to more users, drive increased interest from advertisers, and attract more content partners who want to capitalize on the growing opportunities in streaming. While we will grow our investments in Roku Originals in order to provide new exclusive content for users and advertisers, the foundation of our content spend will continue to be revenue share and fixed licensing agreements, including output deals. Spend will be commensurate not only with the scale and growth of The Roku Channel, but also with the broader macro environment.

Monetization
In Q2, Platform revenue increased 26% year over year to $673 million. This growth was lower than expected as many marketers abruptly curtailed or paused advertising spend in the ad scatter market during the latter half of Q2. According to a survey by Advertiser Perceptions, 47% of advertisers in the U.S. say they made in-quarter pauses on ad spending on TV streaming, 44% on digital video, and 42% on legacy pay TV. We believe this pullback mirrors the start of the pandemic in 2020, when marketers prepared for macro uncertainties by quickly reducing ad spend across all platforms.

Despite a challenging ad environment, we closed Upfront deals for the 2022-2023 TV season with all seven major agency holding companies and surpassed a milestone of $1 billion in total commitments. We continue to take ad dollar share away from traditional TV. Our negotiations with brand advertisers occurred at the same time as the broadcast networks, signaling a strategic shift to TV streaming, and 25% of all advertisers who committed to Roku during the Upfronts were new commitments (did not participate last year).

We continue to invest in our ad platform for future growth. We recently announced a new product called Shoppable Ads, which make shopping on TV streaming as easy as it is on social media. Viewers simply press “OK” with their Roku remote on a shoppable ad and proceed to checkout with their shipping and payment details pre-populated from Roku Pay, our proprietary payments platform. Walmart will be the exclusive retailer for the launch, a first-of-its-kind partnership. We also announced an industry-first collaboration with Microsoft that will quantify how TV advertising on both legacy pay TV and TV streaming impacts online searches to help marketers measure performance.

Roku Q2 2022 Shareholder Letter

Shoppable Ads make shopping on TV streaming as easy as it is on social media.

The significant and long-term opportunity in TV streaming is not changed by the current economic cycle. At the start of the pandemic, ad spend slowed but ultimately rebounded as advertisers reset, and in many cases accelerated, budgets into higher ROI mediums like TV streaming. Furthermore, a significant gap remains between TV streaming viewership and ad spend. In Q2, U.S. consumers aged 18-49 spent more than half of their TV time streaming while advertisers are expected to spend just 22% of U.S. TV ad budgets on streaming in 2022. Over time, we expect this gap to close as advertising dollars continue to follow audiences to TV streaming.

Viewership vs. Ad Budgets on TV streaming

A significant gap remains between viewership and ad spend

50%
45%
40%
30%
23%
TV time spent on streaming by consumers
22%
18%
13%
8%
6%
TV ad budgets spent on streaming by marketers
2019
2019
2020
2021
2022

According to Nielsen, in Q2 2022 adults in the U.S. aged 18-49 spent 50.2% of their TV time streaming.
According to eMarketer, in 2022 advertisers are expected to spend 22% of U.S. TV budgets on streaming.

Roku Q2 2022 Shareholder Letter

Case Study
Finishing Touch Flawless wanted to find new customers in the beauty category. The DTC (direct to consumer) brand launched a campaign on Roku’s OneView Ad Platform and used our proprietary ACR (automatic content recognition) data to exclude streamers exposed to its traditional TV ads to drive incremental reach. The campaign drove a 38% lift in sales (for those exposed to campaign vs. those not exposed) with 95% of those incremental sales from customers new to the brand.4

Outlook
We are in an economic environment defined by recessionary fears, inflationary pressures, rising interest rates, and ongoing supply chain disruptions. For the second half of the year, we are forecasting that advertising spend, particularly in the scatter market, will continue to be negatively impacted. We also believe that consumer discretionary spend will continue to moderate, pressuring both Roku TV and Roku player sales.
Taking these factors into consideration, our Q3 outlook is for total net revenue to increase approximately 3% year over year to $700 million. We anticipate total gross profit of roughly $325 million, and adjusted EBITDA of negative $75 million. Finally, given the uncertainties and volatility in the macro environment, we are withdrawing our full-year revenue growth rate estimate. We will remain focused on growing our market leadership by further advancing our technology and brand, and continuing to execute our strategy.

Conclusion
Looking ahead, both our competitive positioning and balance sheet are strong, and we remain focused on the significant and long-term opportunity in TV streaming. We believe Roku’s value proposition for viewers, content partners, and advertisers is unmatched, and we are confident in our strategy and growth potential. During downturns, both consumers and advertisers seek even more value for every dollar spent. We offer consumers low-cost devices and access to thousands of hours of free on-demand entertainment and hundreds of free linear channels on The Roku Channel alone. And with our innovative ad platform built for TV streaming, we offer advertisers measurable and superior ROI. We are focused on and continue to invest in a future where all TV and all TV ads are streamed.

Thank you for your support and Happy Streaming™!

Anthony Wood, Founder and CEO; and Steve Louden, CFO

4 As measured by third party provider. Sales lift compared to the control group. Campaign date: Q4 2021 in the U.S.

Roku Q2 2022 Shareholder Letter

Conference Call Webcast – 2 p.m. PT July 28, 2022
The Company will host a webcast of its conference call to discuss Q2 2022 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time on July 28, 2022. Participants may access the live webcast in listen-only mode on the Roku investor relations website at www.roku.com/investor, and an archived webcast of the conference call will also be available after the call.

About Roku, Inc.
Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and TV-related audio devices are available in the U.S. and in select countries through direct retail sales and licensing arrangements with service operators. Roku TV models are available in the U.S. and in select countries through licensing arrangements with TV brands. Roku is headquartered in San Jose, Calif. U.S.A.

Roku, the Roku logo and other trade names, trademarks or service marks of Roku appearing in this shareholder letter are the property of Roku, Inc. and its affiliates. Trade names, trademarks and service marks of other companies appearing in this shareholder letter are the property of their respective holders.

Investor Relations Conrad Grodd cgrodd@roku.com	Media Kim Sampson ksampson@roku.com

Use of Non-GAAP Measures
In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA. In order for our investors to be better able to compare our current results with those of previous periods, we have included a reconciliation of GAAP to non-GAAP financial measures in the tables at the end of this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax (benefit)/expense where applicable. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and should not be considered in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements
This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “design,” “estimate,” “expect,” “may,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include those related to the shift of TV and TV advertising to streaming and our leadership position in that shift; market conditions affecting TV costs; our ability to insulate customers from elevated costs in the player business; the benefits, features and availability of our streaming players, our audio devices and our partners’ Roku TV models; our room for growth in engagement; availability of live programming on streaming; the success of our new product launches in international markets; supply chain disruptions; the strength, features and value of the Roku OS; advertising opportunities on our platform; The Roku Channel’s expanding reach, engagement and content offering; the growth and monetization of and investment in The Roku Channel; the benefits of The Roku Channel to viewers, content partners and advertisers; the benefits of our integrated ad platform; player gross margin; our ability to navigate through macroeconomic headwinds; pressure on Roku TV and Roku player sales; changes in consumer discretionary spend and ad spend; the amount and foundation of our content spend; our financial outlook for the third quarter of 2022 as well as our qualitative color on our business in 2022 and beyond; our investments; and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021. Additional information also will be available in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. All information provided in this shareholder letter and in the tables attached hereto is as of July 28, 2022, and we undertake no duty to update this information unless required by law.

Roku Q2 2022 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net Revenue:
Platform	$673,163	$532,303	$1,320,067	$998,829
Player	91,243	112,816	178,038	220,473
Total net revenue	764,406	645,119	1,498,105	1,219,302
Cost of Revenue:
Platform (1)	296,054	187,328	563,039	341,918
Player (1)	113,203	119,525	215,110	212,347
Total cost of revenue	409,257	306,853	778,149	554,265
Gross Profit (Loss):
Platform	377,109	344,975	757,028	656,911
Player	(21,960)	(6,709)	(37,072)	8,126
Total gross profit	355,149	338,266	719,956	665,037
Operating Expenses:
Research and development (1)	196,637	113,276	360,635	214,857
Sales and marketing (1)	184,971	93,678	331,493	182,551
General and administrative (1)	84,054	62,228	161,831	122,739
Total operating expenses	465,662	269,182	853,959	520,147
Income (Loss) from Operations	(110,513)	69,084	(134,003)	144,890
Other Income (Expense), Net:
Interest expense	(1,059)	(746)	(2,116)	(1,488)
Other income (expense), net	1,829	1,520	2,238	1,961
Total other income (expense), net	770	774	122	473
Income (Loss) Before Income Taxes	(109,743)	69,858	(133,881)	145,363
Income tax expense (benefit)	2,578	(3,609)	4,746	(4,400)
Net Income (Loss)	$(112,321)	$73,467	$(138,627)	$149,763

Net income (loss) per share — basic	$(0.82)	$0.55	$(1.02)	$1.14
Net income (loss) per share — diluted	$(0.82)	$0.52	$(1.02)	$1.06

Weighted-average common shares outstanding — basic	136,849	132,705	136,198	131,198
Weighted-average common shares outstanding — diluted	136,849	142,122	136,198	141,234

(1) Stock-based compensation was allocated as follows:

Cost of revenue, platform	$366	$167	$602	$365
Cost of revenue, player	435	315	1,004	730
Research and development	38,229	18,577	66,619	35,131
Sales and marketing	27,917	14,275	51,828	27,638
General and administrative	20,077	9,212	36,551	19,219
Total stock-based compensation	$87,024	$42,546	$156,604	$83,083

Roku Q2 2022 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
(unaudited)

	As of
	June 30, 2022	December 31, 2021
Assets
Current Assets:
Cash and cash equivalents	$2,050,412	$2,146,043
Accounts receivable, net of allowances of $32,052 and $56,827 as of	714,606	752,393
June 30, 2022 and December 31, 2021, respectively
Inventories	76,077	50,276
Prepaid expenses and other current assets	121,720	105,795
Total current assets	2,962,815	3,054,507
Property and equipment, net	217,558	177,567
Operating lease right-of-use assets	544,414	345,660
Intangible assets, net	75,193	84,126
Goodwill	161,519	161,519
Other non-current assets	352,035	258,766
Total Assets	$4,313,534	$4,082,145
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$113,768	$124,921
Accrued liabilities	575,277	549,055
Current portion of long-term debt	84,928	9,883
Deferred revenue, current portion	50,641	45,760
Total current liabilities	824,614	729,619
Long-term debt, non-current portion	—	79,985
Deferred revenue, non-current portion	27,452	28,726
Operating lease liability, non-current portion	587,981	394,724
Other long-term liabilities	77,595	82,485
Total Liabilities	1,517,642	1,315,539
Stockholders’ Equity:
Common stock, $0.0001 par value	14	14
Additional paid-in capital	3,024,897	2,856,572
Accumulated other comprehensive income (loss)	(371)	41
Accumulated deficit	(228,648)	(90,021)
Total stockholders’ equity	2,795,892	2,766,606
Total Liabilities and Stockholders’ Equity	$4,313,534	$4,082,145

Roku Q2 2022 Shareholder Letter

ROKU, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
(unaudited)

	Six Months Ended
	June 30, 2022	June 30, 2021
Cash flows from operating activities:
Net income (loss)	$(138,627)	$149,763
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	22,902	20,412
Stock-based compensation expense	156,604	83,083
Amortization of right-of-use assets	25,235	13,979
Amortization of content assets	100,497	28,093
Provision for (recoveries of) doubtful accounts	467	(1,099)
Other items, net	(335)	(8)
Changes in operating assets and liabilities:
Accounts receivable	37,320	(56,661)
Inventories	(25,801)	5,899
Prepaid expenses and other current assets	(19,743)	(30,235)
Other non-current assets	(45,564)	(72,195)
Accounts payable	(11,871)	16,433
Accrued liabilities	(98,661)	16,543
Operating lease liabilities	(16,125)	(18,394)
Other long-term liabilities	148	(527)
Deferred revenue	3,607	(10,326)
Net cash provided by (used in) operating activities	(9,947)	144,760
Cash flows from investing activities:
Purchases of property and equipment	(52,209)	(13,898)
Acquisition of businesses, net of cash acquired	—	(136,778)
Purchase of strategic investment	(40,000)	—
Net cash used in investing activities	(92,209)	(150,676)
Cash flows from financing activities:
Proceeds from equity issued under at-the-market offering, net of issuance costs	—	989,615
Repayments of borrowings	(5,000)	(2,500)
Proceeds from equity issued under incentive plans	11,693	10,285
Net cash provided by financing activities	6,693	997,400
Net increase (decrease) in cash, cash equivalents and restricted cash	(95,463)	991,484
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(67)	—
Cash, cash equivalents and restricted cash —beginning of period	2,147,670	1,093,249
Cash, cash equivalents and restricted cash —end of period	$2,052,140	$2,084,733

Roku Q2 2022 Shareholder Letter

	Six Months Ended
	June 30, 2022	June 30, 2021
Cash, cash equivalents and restricted cash at end of period:
Cash and cash equivalents	$2,050,412	$2,083,273
Restricted cash, non-current	1,728	1,460
Cash, cash equivalents and restricted cash —end of period	$2,052,140	$2,084,733

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,444	$1,290
Cash paid for income taxes	$4,752	$487
Supplemental disclosures of non-cash investing and financing activities:
Non-cash consideration for business combination	$—	$15,200
Services to be received as part of a business combination	$—	$6,300
Unpaid portion of property and equipment purchases	$3,551	$3,709
Unpaid portion of acquisition-related expenses	$—	$271

NON-GAAP INFORMATION (in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(112,321)	$73,467	$(138,627)	$149,763
Other (income) expense, net	(770)	(774)	(122)	(473)
Stock-based compensation	87,024	42,546	156,604	83,083
Depreciation and amortization	11,416	10,807	22,902	20,412
Income tax expense (benefit)	2,578	(3,609)	4,746	(4,400)
Adjusted EBITDA	$(12,073)	$122,437	$45,503	$248,385
Quarterly streaming hours published vs. revised streaming hours (billions) 0b 2b 4b 6b 8b 10b 12b 14b 2017 q1 2017 q2 2017 q3 2017 q4 2018 q1 2018 q2 2018 q3 2018 q4 2019 q1 2019 q2 2019 q3 2019 q4 2020 q1 published streaming hours revised streaming ho

Roku Q2 2022 Shareholder Letter